Exhibit 3.64

MC-255260

Certificate Of Incorporation

I, V. DAPHENE WHITELOCKE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Ensco Endeavors Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 21st day of April Two Thousand Eleven

Given under my hand and Seal at George Town in the Island of Grand Cayman this 21st day of April Two Thousand Eleven

CERTIFIED TO BE A TRUE AND CORRECT COPY

Sig.

Melanie E. Rivers-Woods
Assistant Registrar
Date 28 April 2011

(SGD. V. DAPHENE WHITELOCKE)

Assistant Registrar of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS